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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                                   FORM 8-A/A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                           ABM INDUSTRIES INCORPORATED
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             (Exact name of registrant as specified in its charter)

                    DELAWARE                                    94-1369354
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        (State of incorporation or organization)             (I.R.S. Employer
                                                            Identification No.)

160 PACIFIC AVENUE, SUITE 222, SAN FRANCISCO, CA                  94111
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      (Address of principal executive offices)                  (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

    Title of each class                      Name of each exchange on which each
    to be so registered                            class is to be registered
    -------------------                      -----------------------------------

Preferred Stock Purchase Rights              New York Stock Exchange
---------------------------------            -----------------------------------


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If this form relates to the                  If this form relates to the
registration of a class of                   registration of a class of
securities pursuant to Section               securities pursuant to Section
12(b) of the Exchange Act and is             12(g) of the Exchange Act and is
effective pursuant to General                effective pursuant to General
Instruction A.(c), check the                 Instruction A.(d), check the
following box. [X]                           following box. [ ]

Securities Act registration statement file number to which this form relates:
N/A (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

                                       N/A
--------------------------------------------------------------------------------
                                (Title of Class)


--------------------------------------------------------------------------------
                                (Title of Class)

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        This amended Form 8-A is being filed to amend the Form 8-A registration statement of ABM Industries Incorporated (the "Company") originally filed with the Securities and Exchange Commission on March 18, 1998.

ITEM 1. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

        Item 1 is hereby amended by adding the following paragraph:

        As a result of a stock split of the Company's Common Stock, effected in the form of a 100% stock dividend, the Company has entered into an amendment (the "First Amendment") to the Rights Agreement dated as of March 17, 1998, (the "Rights Agreement"), between the Company and Mellon Investor Services LLC (the "Rights Agent" as successor to ChaseMellon Shareholder Services, L.L.C.). The First Amendment, entered into by and between the Company and the Rights Agent, amends the Rights Agreement, effective as of May 6, 2002 to (i) decrease the fraction of a share of Preferred Stock that may be purchased with each Right or that may be issued by the Company in exchange for Rights in accordance with the terms of the Rights Agreement from one one-thousandth of a share of Preferred Stock to one two-thousandth of a share of Preferred Stock, and (ii) decrease the Redemption Price for such Rights from $.01 to $.005 per Right. The First Amendment is attached hereto as Exhibit C and is incorporated herein by reference. The foregoing description of the First Amendment is qualified in its entirety by reference to such Exhibit.

        The stock split of the Company's Common Stock will also, under the terms of the Rights Agreement, result in a decrease in the Exercise Price of the Rights from $175.00 to $87.50.

ITEM 2. EXHIBITS.

Item 2 is hereby amended by adding new Exhibit C as follows:

Exhibit No.                  Description
-----------                  -----------

     C                   First Amendment to Rights Agreement, dated as of May 6,
                         2002, between ABM Industries Incorporated and Mellon
                         Investor Services LLC, as successor Rights Agent.



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                                    SIGNATURE

        Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated:  May 6, 2002                               ABM INDUSTRIES INCORPORATED
                                                  (Registrant)


                                                  By: /s/ Henrik C. Slipsager
                                                      --------------------------
                                                          Henrik C. Slipsager
                                                          President and Chief
                                                           Executive Officer


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                                  EXHIBIT INDEX

Exhibit No.                  Description
-----------                  -----------

     C First Amendment to Rights Agreement, dated as of May 6, 2002, between ABM Industries Incorporated and Mellon Investor Services
               LLC, as successor Rights Agent.